Exhibit 99.1

Daniels Corporate Advisory Co. Inc (DCAC”) Increases Capitalization For (a) Creation of Lower Cost External Financing (b) Creation of Internal Options.

New York, New York - November 23, 2020 Daniels Corporate Advisory Company (OTC: “DCAC” ) A private in-house funding source has indirectly been established through the issuance of 115,000,000 shares of 144 stock. The shares have been issued to the senior oversight executives and operations executive management of Daniels and its subsidiary Payless Truckers, Inc. Shares have also been issued to the principals of a Think Tank and to financial advisory professionals committed to fundraising. Over the next six months, every available source of capital will be pursed and closed, even the most expensive forms. The objective is and always has been for the rapid expansion of our high earning rental fleet and the use of its monthly generated cash flows for financing internal growth. The funds that are raised and eventually repaid through the trading activity of the common stock of Daniels (and not by a drain on the internal cash flows) will be leveraged with Term Loans from an institution and private high-net-worth loan money investors (without equity issuance)

There are many uncertainties overhanging the Stock Market that should come to a head at the start of the New Year. Our expectations for the dollars raised from our Reg A equity offering at the beginning of the new year remain conservative. Even at our lower ..estimate, the use of additional draw down amounts from Term Loan money will provide a leveraged capital base that could still help us toward attaining success in our first growth stage of Payless Truckers, Inc. The success of this initial stage brings our fleet size to 100 trucks generating a projected monthly Gross Rental of $325,000. Over a twelve month period this should produce Gross Rental Income of $3,900,000. These projections, to be included and updated to actual results as we advance in the Reg A fundraising process, should produce a fair market multiple that establishes a stock price range that makes the distribution of our Offering interesting to those market-makers/broker dealers that normally participate in quality Reg A Offerings, One of the main uses of the Offering Proceeds will be the reduction of the most expensive types of financing taken earlier.

After Completion of The Reg A Offering:

Use of the 115,000,000 shares: These shares were issued to reward past efforts and to incentivize long term allegiances. After the six month hold period on the 115,000.000 shares all management recipients are in agreement that as shares are sold under 144 volume restrictions a large percentage of the proceeds will be invested in the rental truck program to continue the expansion of our rental fleet. All private individual investors, now including our management, will receive 20% interest on their funds in our 48 month loan amortization program secured against discounted purchases of heavy-duty cabs/tractors (We are studying ways to include our stockholder base, either on a individual basis, or collectively, in this loan program. Reason for their participation: as our fleet grows are earnings will improve and so will our stock price.)

Safe Harbor for Forward-Looking Statements:

The statements above regarding the Company’s expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Daniels Corporate Advisory Co. Inc. filings with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Press Release Contact:

Nicholas Viola

CEO

Email: onewallstreetn@aol.com